Exhibit 99.1

VCA Antech, Inc. Announces Name Change to VCA Inc.

LOS ANGELES--(BUSINESS WIRE)--June 2, 2014--VCA Antech, Inc. (NasdaqGS: WOOF), a leading animal healthcare company in the United States and Canada, announced today that it has officially changed its name to VCA Inc.

The name change is part of a re-branding initiative designed to reinforce how the VCA name and brand is recognized and appreciated by pet owners, veterinarians and industry leaders throughout North America and around the world. Tens of millions of people see and recognize the VCA logo annually and, as a result of the efforts of the Company’s dedicated staff over the past 25-plus years, many of those people, whether they are clients, pet owners, or veterinarians, associate the name “VCA” with exceptional, industry-leading pet healthcare.

The new focus on the core brand will expand upon that relationship and further leverage the value of the VCA brand in the future. The name change and related branding efforts will be a far-reaching initiative, to be phased in across all aspects of the business in the coming months and years.

Bob Antin, Chairman, President and Chief Executive Officer of VCA, stated, “Our company and our over 17,000 employees take great pride in the relationship of trust we have built with our pet owner and veterinarian clients, as well as our partners in the animal health industry over the years, which is embodied by the VCA brand. It’s gratifying to know that our efforts to help improve the state of animal healthcare, whether it be through advancements in imaging, diagnostics, learning, or training have not gone unnoticed and we are excited by our refocus on our core consumer brand and the opportunity to leverage the value of the VCA brand going forward.”

About VCA

VCA owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, supplies diagnostic imaging equipment and other medical technology products and related services to the veterinary industry, and provides various communication, professional education and marketing solutions to the veterinary community. For further information on VCA, visit our website at www.vcaantech.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Among the forward-looking statements in this press release are statements addressing our future plans or expectations, future product offerings and results of operation. These forward-looking statements are not historical facts and are inherently uncertain and out of our control. Any or all of our forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Among other factors that could cause our actual results to differ from this forward-looking information are: the continued effects of the economic uncertainty prevailing in regions in which we operate; our ability to execute on our growth strategy and to manage acquired operations; changes in demand for our products and services; fluctuations in our revenue adversely affecting our gross profit, operating income and margins; and the effects of the other factors discussed in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC.

CONTACT:
VCA Inc.
Tomas W. Fuller
Chief Financial Officer
310-571-6505